                                                                    Exhibit 99.1


CINTECH SOLUTIONS, INC.

Financial Statements for the
Three Months Ended
September 30, 2002 and 2001 and Independent
Accountants' Report

INDEPENDENT ACCOUNTANTS' REPORT

To the Directors of
  Cintech Solutions, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (the "Company") as of September 30, 2002 and 2001 and the related condensed statements of operations, stockholders' equity and cash flows for the three months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 23, 2002, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2002 is fairly stated, in all respects, in relation to the balance sheet from which it has been derived.

"/s/ Deloitte & Touche LLP"

October 18, 2002

CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2002, JUNE 30, 2002 AND SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

                                                   SEPTEMBER 30,      JUNE 30,      SEPTEMBER 30,
                                                      2002              2002            2001
ASSETS                                              (UNAUDITED)                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                 $ 208,071       $ 224,893       $ 283,746
  Marketable securities held to maturity (Note 2)    1,618,474       2,443,024       5,294,849
  Marketable securities available for sale (Note 2)     98,280         102,030
  Accounts receivable, trade - (Net of allowance
     of $26,684, $4,824 and $138,097 at
     September 30, 2002, June 30, 2002, and
     September 30, 2001, respectively) (Note 1)        670,991         657,372         387,123
  Inventory (Note 1)                                    14,912          19,976          23,399
  Prepaid expenses                                     128,441         133,451          98,469
  Income tax receivable                                144,000         144,000
  Deferred income taxes (Note 6)                       420,025         418,712         505,826
                                                    ----------      ----------      ----------
           Total current assets                      3,303,194       4,143,458       6,593,412
                                                    ----------      ----------      ----------
FIXED ASSETS (Note 1):
  Equipment                                          1,394,130       1,367,897       1,248,709
  Furniture and fixtures                               19,424          19,424          325,756
                                                    ----------      ----------      ----------
           Total                                     1,413,554       1,387,321       1,574,465
  Less accumulated depreciation                     (1,082,918)     (1,042,997)     (1,259,086)
                                                    ----------      ----------      ----------
           Total fixed assets - net                    330,636         344,324         315,379
                                                    ----------      ----------      ----------
SOFTWARE DEVELOPMENT COSTS -
  Net (Note 1)                                       1,866,671       1,927,993       1,843,705

DEFERRED INCOME TAXES (Note 6)                       1,332,190       1,332,190         502,234
                                                    ----------      ----------      ----------
           Total other assets - net                  3,198,861       3,260,183       2,345,939
                                                    ----------      ----------      ----------
TOTAL                                               $6,832,691      $7,747,965      $9,254,730
                                                    ==========      ==========      ==========

                                                   SEPTEMBER 30,     JUNE 30,      SEPTEMBER 30,
LIABILITIES AND STOCKHOLDERS'                         2002            2002            2001
  EQUITY                                           (UNAUDITED)                     (UNAUDITED)

  CURRENT LIABILITIES:
    Accounts payable                                 $ 113,664       $ 154,631       $ 115,459
    Accrued liabilities:
      Accrued wages and compensation                   301,574         361,519         275,736
      Other                                            359,843         298,996         169,801
    Deferred maintenance revenue (Note 1)              701,266         649,330         601,171
                                                     ---------       ---------       ---------
             Total current liabilities               1,476,347       1,464,476       1,162,167
                                                     ---------       ---------       ---------



  STOCKHOLDERS' EQUITY (Notes 1,4,5):
    Common stock                                     9,008,724       9,008,724       9,008,289
    Contributed capital                                675,757         675,757         675,757
    Treasury stock                                      (2,290)         (2,290)         (2,290)
    Accumulated deficit                             (4,347,567)     (3,422,859)     (1,589,193)
    Accumulated other comprehensive income              21,720          24,157
                                                     ---------       ---------       ---------
             Total stockholders' equity              5,356,344       6,283,489       8,092,563
                                                     ---------       ---------       ---------

  TOTAL                                             $6,832,691      $7,747,965      $9,254,730
                                                    ==========      ==========      ==========




See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                      2002              2001
                                                                    ---------         ---------

NET SALES (Note 1):
  Product sales                                                    $1,266,755        $1,214,107
  Services and other sales                                            338,517           399,051
                                                                    ---------         ---------
           Total net sales                                          1,605,272         1,613,158
                                                                    ---------         ---------
COST OF PRODUCTS SOLD AND SERVICES PROVIDED (Note 1):
  Cost of products sold                                               553,795           502,815
  Cost of services and other sales                                     43,509            77,280
                                                                    ---------         ---------
           Total cost of products sold and services provided          597,304           580,095
                                                                    ---------         ---------
GROSS PROFIT                                                        1,007,968         1,033,063

RESEARCH AND DEVELOPMENT                                              263,587           278,770

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1,3)                     1,675,549         1,691,550
                                                                   ----------         ---------
LOSS FROM OPERATIONS                                                 (931,168)         (937,257)

OTHER INCOME                                                            6,460            51,832
                                                                   ----------         ---------
LOSS BEFORE INCOME TAX BENEFIT                                       (924,708)         (885,425)

INCOME TAX BENEFIT (Note 6)                                                            (323,809)
                                                                    ---------         ---------
NET LOSS                                                            $(924,708)        $(561,616)
                                                                    =========         =========
BASIC AND DILUTED LOSS PER COMMON SHARE (Note 4)                       $(0.08)           $(0.05)
                                                                    =========          ========

See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                                   ACCUMULATED
                                 COMMON                                               OTHER            TOTAL
                                 STOCK      CONTRIBUTED  TREASURY    ACCUMULATED  COMPREHENSIVE     STOCKHOLDERS'   NET INCOME
                              NO PAR VALUE     CAPITAL     STOCK       DEFICIT        INCOME           EQUITY         (LOSS)

BALANCE AT JUNE 30, 2001       $ 9,008,289    $ 675,757   $ (2,290)  $ (1,027,577)                  $ 8,654,179

NET LOSS                                                                 (561,616)                     (561,616)
                              ------------  -----------   --------    -----------                   -----------

BALANCE AT SEPTEMBER 30, 2001  $ 9,008,289    $ 675,757   $ (2,290)  $ (1,589,193)                  $ 8,092,563
                               ===========    =========   ========   ============                   ===========


BALANCE AT JUNE 30, 2002       $ 9,008,724    $ 675,757   $ (2,290)  $ (3,422,859)   $ 24,157       $ 6,283,489

NET LOSS                                                                 (924,708)                     (924,708)    $ (924,708)

UNREALIZED LOSS ON
 SECURITIES, net of tax                                                                (2,437)           (2,437)        (2,437)
                              ------------    ---------   --------   ------------    --------       -----------     ----------
BALANCE AT SEPTEMBER 30, 2002  $ 9,008,724    $ 675,757   $ (2,290)  $ (4,347,567)   $ 21,720       $ 5,356,344     $ (927,145)
                               ===========    =========   ========   ============    ========        ===========    ==========

See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                 2002              2001
                                                               ---------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $(924,708)        $(561,616)
                                                               ---------       -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation                                                  39,921            51,000
    Amortization of software development costs                   214,089           189,000
    Deferred income taxes                                                         (323,809)
    Provision for doubtful accounts                               21,860            43,139
    Changes in assets and liabilities:
      Increase in accounts receivable                            (35,479)         (128,873)
      Decrease (increase) in inventory                             5,064            (2,012)
      Decrease (increase) in other assets                          5,010           (24,624)
      Decrease in accounts payable                               (40,967)          (19,460)
      Increase (decrease) in accrued expenses                        902          (257,770)
      Increase (decrease) in deferred maintenance revenue         51,936           (37,022)
                                                               ---------       -----------
           Total adjustments                                     262,336          (510,431)
                                                               ---------       -----------
           Net cash used in operating activities                (662,372)       (1,072,047)
                                                               ---------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Redemption of marketable securities                            824,550           989,292
  Expenditures for software development costs                   (152,767)         (225,348)
  Purchase of fixed assets                                       (26,233)          (50,034)
                                                               ---------       -----------
           Net cash provided by investing activities             645,550           713,910
                                                               ---------       -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                        (16,822)         (358,137)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                            224,893           641,883
                                                               ---------       -----------
  End of period                                                 $208,071          $283,746
                                                               =========       ===========
SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                       $220              $185
                                                               =========       ===========

See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2002 AND AS OF SEPTEMBER 30, 2002 AND 2001 AND FOR THE THREE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 IS UNAUDITED)
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - Cintech Solutions, Inc. (the "Company") develops and markets interaction management software to help businesses manage voice and data contacts with their customers, partners, and associates. In concert with the interaction management software, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

      BASIS OF PRESENTATION - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. There are no significant differences in accounting principles generally accepted in the United States of America and Canada. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 2002 included in these condensed financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using a straight-line method over the following useful lives:

         Equipment                             3-5 years
         Furniture and fixtures                2-10 years

      During 2002, the Company changed its method of accounting for depreciation from an accelerated method. The effects of such change were not material to the financial statements.

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                        SEPTEMBER 30,  JUNE 30,    SEPTEMBER 30,
                                          2002           2002           2001

Literature and other documentation        $8,534        $13,563        $16,007
Computer hardware                         10,745         10,780         12,905
Allowance for obsolete inventory          (4,367)        (4,367)        (5,513)
                                        --------       --------       --------
Total inventory                          $14,912        $19,976        $23,399
                                        ========       ========       ========

      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the voice-centric call center solutions market. The Company had sales to a major distributor of $1,105,259 (69%) and $1,093,569 (68%) for the three-months ended September 30, 2002 and 2001, respectively.

      The Company had gross accounts receivable from two major distributors of 77%, 75% and 75% of total accounts receivable as of September 30, 2002, June 30, 2002 and September 30, 2001, respectively.

      INTERNATIONAL SALES - The Company's international sales to Canada were approximately 4% of total sales for the three-months ended September 30, 2002 and 2001, respectively.

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $152,767 and $225,348 and related amortization was $214,089 and $189,000 for the three-months ended September 30, 2002 and 2001, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $301,749 and $274,496 for the three-months ended September 30, 2002 and 2001, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING PRONOUNCEMENTS - In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and applies to recognized long-lived assets of an entity to be held and used or to be disposed of. This statement had no impact on the Company's financial statements.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement had no impact on the Company's financial statements.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF No. 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. This statement will have no impact on the Company's financial statements.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATIONS - Certain fiscal 2002 amounts have been reclassified to conform to fiscal 2003 presentations.

2.    MARKETABLE SECURITIES

      HELD TO MATURITY - The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                                         NET
                                                                   AMORTIZED                          UNREALIZED
DESCRIPTION                                                        COST                 MARKET        (LOSS) GAIN
September 30, 2002 - Federal Agency Notes                          $1,618,474        $1,607,859        $(10,615)
                                                                   ===========       ===========       =========
June 30, 2002 - Federal Agency Notes                               $2,443,024        $2,424,880        $(18,144)
                                                                   ===========       ===========       =========
September 30, 2001 - Federal Agency Notes                          $5,294,849        $5,299,585        $  4,736
                                                                   ===========       ===========       =========

      AVAILABLE FOR SALE - During 2002, the Company received stock with a fair value of $64,865 through the demutualization of an insurance company. The fair value of this stock as of September 30, 2002 was $98,280. Management has classified the securities as available for sale. The unrealized gain of $21,720 (net of tax of $11,695) related to these shares was recorded in Accumulated Other Comprehensive Income as of September 30, 2002.

3.    OPERATING LEASES

      During the second quarter of fiscal 2002, the Company accrued $104,397 for costs associated with terminating its Norwood, Ohio lease and relocating its office facility. This operating lease expired during the fourth quarter of fiscal 2002.

      In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio. This operating lease, which began in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      In fiscal 2002, the Company signed lease agreements for office equipment and furniture with a bank. These operating leases began in December 2001 and expire in November 2005 and November 2006, respectively. In August 2002, the Company agreed to maintain a compensating balance of cash and securities equal to amounts owed under these lease agreements with the same bank. The compensating balance was approximately $1.2 million at September 30, 2002.

      The annual minimum rent to be paid under the operating lease agreements is as follows:

Year Ending September 30:
  2003                                                $1,060,163
  2004                                                 1,069,389
  2005                                                 1,069,389
  2006                                                   928,021
  2007                                                   840,004
  2008 & After                                         3,450,250

      Rent expense for the leased office space was $225,719 and $85,946 for the three-month periods ended September 30, 2002 and 2001, respectively. The lease expense for the equipment and furniture was $83,365 for the three-month period ended September 30, 2002.

4.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                                       COMMON                              IN
                                                  AUTHORIZED           ISSUED          OUTSTANDING      TREASURY

Balance at September 30, 2002                     15,000,000         12,329,227        12,327,227        2,000
                                                  ===========        ===========       ===========       =====
Balance at June 30, 2002                          15,000,000         12,329,227        12,327,227        2,000
                                                  ===========        ===========       ===========       =====
Balance at September 30, 2001                     15,000,000         12,327,727        12,325,727        2,000
                                                  ===========        ===========       ===========       =====

      Income per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total.

      The Company's basic and diluted loss per share were determined as follows:

                                    THREE-MONTHS ENDED                     THREE-MONTHS ENDED
                                    SEPTEMBER 30, 2002                     SEPTEMBER 30, 2001
                        ----------------------------------------  ------------------------------------
                           INCOME         SHARES      PER SHARE    INCOME       SHARES      PER SHARE
Basic and Diluted EPS   (Numerator)   (Denominator)    Amount   (Numerator)  (Denominator)   Amount

Loss available to
  common stockholders     $ (924,708)     12,327,227    $ (0.08)  $ (561,616)   12,325,727    $ (0.05)

      Stock options representing 1,705,648 shares in 2002 and 1,655,563 shares in 2001 were not included in computing diluted loss per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting of options, to employees, for the purchase of a maximum of 1,500,000 shares of common stock (the "Plan"). In 1996, the Plan was amended to provide for non-employee eligibility. In 1999, the Plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the Plan and to reserve an additional 1,000,000 shares for issuance under the Plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 2002 and 2001, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 2002 annual report.

      During the quarter ended September 30, 2002, 166,450 options were granted under the Plan.

6.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:

                                                        SEPTEMBER 30,      JUNE 30,        SEPTEMBER 30,
                                                           2002              2002              2001
      Current deferred tax asset - Deferred
         revenue and other                                 $447,853          $418,712          $505,826
      Less valuation allowance                              (27,828)
                                                        -----------       -----------       -----------
      Net current deferred tax asset                       $420,025          $418,712          $505,826
                                                        ===========       ===========       ===========

      Non-current deferred tax asset-Carryforwards
         and credits                                     $2,520,250        $2,116,395        $1,239,716
      Non-current deferred tax liability- Deferred
         software development costs and other              (746,668)         (784,205)         (737,482)
                                                        -----------       -----------       -----------
         Total non-current deferred tax asset             1,773,582         1,332,190           502,234
         Less valuation allowance                          (441,392)
                                                        -----------       -----------       -----------
      Net non-current deferred tax asset                 $1,332,190        $1,332,190          $502,234
                                                        ===========       ===========       ===========

      The benefit for income taxes for the three-months ended September 30, 2002 and 2001 consists of the following:

                                                 FOR THE THREE-MONTHS
                                                   ENDED SEPTEMBER 30,
                                                  2002            2001

      Deferred benefit                         $(469,220)      $(323,809)
      Increase in the valuation allowance        469,220
                                               ---------       ---------
      Total                                    $               $(323,809)
                                               =========       =========


      The primary difference between the statutory rate for federal income tax and the effective income tax rate for the three months ended September 30, 2002 is the establishment of a valuation allowance. For the prior year, the difference is the result of the benefits from research and development credits and


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

state tax losses generated during the period. At September 30, 2002, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $5,859,000 that will expire in 2021. Also at September 30, 2002, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $493,000, which will begin to expire in 2017.

See independent accountants' report.

                                      *****




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